Exhibit 10.ii.e

[on PhosChem letterhead]

Date:

To: Cargill Financial Services International, Inc.,

From: Phosphate Chemicals Export Association, Inc. (“PhosChem”)

Re: Letter Agreement Concerning the Participation in International Trade Flows (the “Agreement”)

Dear Sir,

We, PhosChem are exporters and distributors of fertilizer products to select countries overseas and in such capacity are willing to offer certain international export trades in fertilizer products to India for the participation by Cargill Financial Services International, Inc. and its related entity, CFSIT, Inc. (hereinafter “Cargill”), subject to the following terms:

1.	At our discretion, we will provide you with the opportunity to participate in our fertilizer export trades to India prior to our purchaser in India (“End Buyer”) clearing the same through Customs Stations in ports in India (“Trade Flow”).

2.	Prior to any export sales to an End Buyer in India being commenced by PhosChem, PhosChem may notify and seek your interest regarding participation in such Trade Flow via Email. PhosChem will use its reasonable efforts to notify you at least thirty (30) days in advance of the estimated shipment date. You shall thereafter indicate your consent in writing within ten (10) days to participate in the nominated Trade Flow.

3.	Upon receipt of your acceptance for participation in the nominated Trade Flow, PhosChem will proceed to work with you and the relevant End Buyer to incorporate Cargill’s participation in the Trade Flow, subject to compliance with any applicable law. You will inform PhosChem of your documentation requirements at least seven (7) days prior to vessel loading. You will remit to PhosChem the full purchase price no later (7) days from the date of presentation of trade documents to Cargill.

4.	Cargill represents and warrants to PhosChem that Cargill’s participation in the Trade Flow does not violate any US (federal, state or local), Indian or other foreign law. Cargill will indemnify, defend and hold harmless PhosChem from all liability that may arise from any breach, default or violation of any US, Indian or other foreign law as a result of Cargill’s participation in the Trade Flow.

5.	PhosChem will bear all product related risks (such as quality, quantity, freight and dispatch/demurrage) arising out of its sale and delivery of product under the contract with the End Buyer and will indemnify, defend and hold harmless Cargill against and from any claims or losses arising from such risks. Cargill will bear all other transactional structure related risks of the Trade-Flows, such as foreign exchange risks, and will indemnify, defend and hold harmless PhosChem against and from any claims or losses arising from such risks.

6.	All payments to PhosChem by Cargill are without recourse. Cargill waives all rights of setoff and counterclaim with respect to Cargill’s payment of any amounts due hereunder by Cargill.

7.	Within seven (7) days after payment of the product invoice to PhosChem, Cargill will pay to PhosChem a Fee calculated at the minimum rate of 0.475% of the value of each Trade Flow provided by PhosChem. This Fee is inclusive of all taxes (direct or indirect) that may be payable by PhosChem on such fee.

8.	All correspondence under this Agreement should be sent via Email or Fax / Courier to

For Notices to Cargill:

Kind Attn:                      (at CFSI)

CFSI        ,

Fax number :

Email address:

With Copy to :

Mr.                      (at Cargill India)

Fax number :

Email address:

9.	All payments under the Agreement shall be made as per following payment instructions:

For Payments to Cargill:

Account number :

Bank -                     (Full payment instructions)

For payments to PhosChem:

Account number :

Bank -                     (Full payment instructions)

10.	The initial term of this Agreement shall be for a period of one (1) year from the Date of this Agreement (the “Initial Term”), and shall be automatically extended for subsequent renewal terms of one year unless terminated by either party on thirty days advance written notice.

11.	PhosChem makes no representation, assumes no obligation and provides no opinion with respect to the effect or treatment of the transactions contemplated by this Agreement under any applicable laws, regulations or accounting principles. It is Cargill’s responsibility to conduct its own independent investigation and analysis of the transaction and documentation and obtain any professional advice and/or approvals that you consider appropriate.

12.	This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois without reference to the conflicts of law provisions thereof. Any proceeding to enforce any term of this Agreement shall be brought in any State or Federal Court sitting in Cook County in the State of Illinois, and the parties irrevocably consent to the jurisdiction of such courts. The parties hereto each waive the right to trial by jury.

We request you to affix your signature on the second copy of this communication and return it to us for our records if the above terms are consented to.

We look forward to a fruitful business relationship.

Thanking you
Sincerely Yours
For PhosChem

Authorized Signatories

Agreed and accepted for Cargill Financial Services International, Inc.

[DATE]

Phosphate Chemicals Export Association, Inc.

Attention: Treasurer

Lincolnshire Corporate Center

One Overlook Point

Suite 110

Lincolnshire, IL 60069

1. Our subsidiary, Cargill Financial Services International, Inc has entered into a structuring agreement with Phosphate Chemicals Export Association, Inc., a Delaware non-stock corporation (the “Counterparty”), whereby the Counterparty may make available to Cargill Financial Services International, Inc. and CFSIT, Inc. (collectively the “Subsidiary”) its export flows destined to India (the “Agreement”) dated [                        ]. Agreement.

2. In consideration of the Counterparty entering into the Agreement, Cargill, Incorporated (the “Guarantor”) hereby unconditionally guarantees the full and prompt payment of any and all amounts due and payable by the Subsidiary to the Counterparty when due, whether by acceleration or otherwise, or (if earlier) at the time the Subsidiary becomes the subject of bankruptcy or other insolvency proceedings. The Guarantor shall pay such amounts (subject to the terms of this guarantee) to the Counterparty within ten (10) days after receipt of the Counterparty’s written demand upon the Subsidiary and the Guarantor, unless the Counterparty shall otherwise agree in writing. The Guarantor agrees that, if for any reason the Counterparty is prevented by applicable law (including, without limitation the automatic stay in bankruptcy) from making written demand upon the Subsidiary, the Counterparty may then make written demand solely upon the Guarantor. However, notwithstanding anything to the contrary herein, in no event shall the Guarantor’s liability under this guarantee exceed the maximum aggregate amount of USD100,000,000.00 (one hundred million United States Dollars), and the reasonable and properly documented out-of-pocket costs of enforcing the obligations of the Guarantor hereunder, including attorney’s fees.

3. The Guarantor further agrees that all payments made by the Subsidiary to the Counterparty on any obligation hereby guaranteed will, when made, be final, absolute and unconditional and agrees that, if any such payment is recovered from, or repaid by, the Counterparty in whole or in part as a result of any final court order in any bankruptcy, insolvency, or similar proceeding instituted by or against the Subsidiary, this guarantee shall continue to be fully applicable to such obligation to the same extent as though the payment so recovered or repaid had never been originally made on such obligation. However, in no event shall this guarantee be interpreted to allow the Counterparty to recover from the Guarantor, the Subsidiary, or any combination of the two, more than the Subsidiary’s total outstanding obligations under the Agreement hereby guaranteed, and the reasonable costs of enforcement as noted in paragraph two hereinabove.

4. All sums payable by the Guarantor hereunder shall be made in freely transferable, cleared, and immediately available funds without any set-off, deduction, or withholding by the Guarantor (unless such set-off, deduction, or withholding is required by an applicable law, judicial, or administrative decision, or practice of any relevant governmental authority, or by any combination thereof) in the currency of the obligation to the bank account as the Counterparty shall indicate in writing to the Guarantor. If the Guarantor is so required to set-off, deduct, or withhold, then the Guarantor shall pay to the Counterparty, in addition to the payment to which the Counterparty is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by the Counterparty (free and clear of any set-off, deduction, or withholding) will equal the full amount which the Counterparty would have received had no such set-off, deduction, or withholding been required.

5. The Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment (except as specified herein and in the Agreement), notice of dishonor, protest, or order and (ii) any requirements that the Counterparty exhaust any right to take any action against the Subsidiary (except as specified herein and in the Agreement) or any other person or entity before proceeding to exercise any right or remedy against the Guarantor.

6. The Guarantor hereby agrees that its obligations under this guarantee shall be unconditional, without respect to the validity, regularity, or enforceability of the Agreement with respect to the Subsidiary, the absence of any action to enforce the Subsidiary’s obligations under the Agreement, any waiver or consent by the Counterparty with respect to any provisions thereof, or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the Guarantor, except payment and except as set forth in this guarantee. This guarantee is a guarantee of payment and not a guarantee of collection.

7. No amendment or waiver of any provision of this guarantee nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Counterparty, and then such amendment, waiver or departure shall be effective only in the specific instance and for the specific purpose for which given.

8. No failure on the Counterparty’s part to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9. This guarantee constitutes a direct, unsecured, and unsubordinated obligation of the Guarantor, ranking equally with all other unsecured and unsubordinated obligations of the Guarantor.

10. The Guarantor shall be subrogated to all the Counterparty’s rights against the Subsidiary with respect to any amounts paid by the Guarantor pursuant to this guarantee, and the Counterparty shall take such action as is reasonably requested by the Guarantor to assign and transfer to the Guarantor the Counterparty’s rights under the Agreement with respect to any amounts so paid; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all amounts due and payable by the Subsidiary under the Agreement shall have been paid in full.

11. The Guarantor hereby represents and warrants that (i) this guarantee constitutes the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws or equitable principles relating to or limiting creditor’s rights generally; (ii) the execution, delivery, and performance of this guarantee will not violate any provision of any existing law or regulation binding on the Guarantor, the violation of which would have a material adverse effect on the business, operations, assets, or financial condition of the Guarantor; and (iii) this guarantee has been authorized by all necessary action required by the constituent documents of the Guarantor.

12. This guarantee is a continuing guarantee which may be revoked by the Guarantor at any time by the Guarantor’s sending the Counterparty a written notice of such revocation by courier, such revocation to be effective thirty (30) days after receipt by the Counterparty; provided, however, this guarantee and the Guarantor’s liability hereunder shall survive and continue in full force and effect for any transaction entered into, or committed to, between the Counterparty and the Subsidiary prior to the effective date of such revocation.

13. The Counterparty shall not assign its rights under the guarantee. The Guarantor shall not assign its obligations under this guarantee, unless it shall first have obtained the Counterparty’s prior written consent to such assignment. Any additional costs, including without limitation taxes and fees, associated or incurred in connection with such assignment shall be borne by the Guarantor. Each reference herein to the Guarantor, Counterparty, or Subsidiary shall be deemed to include their respective successors and permitted assigns. The provisions hereof shall inure in favor of each such successor or assign. The guarantee shall supersede any prior or contemporaneous representations, statements or agreements, oral and written, made by or between the parties with regard to the subject matter hereof.

14. All notices and communications to the Counterparty with respect to this guarantee, including notices of revocation, until the Guarantor is notified to the contrary in writing, shall be sent by courier to the Counterparty at:

Phosphate Chemicals Export Association, Inc.

Attention: Treasurer

Lincolnshire Corporate Center

One Overlook Point

Suite 110

Lincolnshire, IL 60069

General Phone Number: (847) 876-6200

Fax Number: (847) 478-0994

15. All notices and communications to the Guarantor with respect to this guarantee, until the Counterparty is notified to the contrary in writing, shall be sent by courier to the Guarantor at:

Cargill, Incorporated

15407 McGinty Road West

Wayzata, MN 55391-2399

Attn: Linda Kunert, Corporate Treasury #3

Phone Number: 1-952-742-2309

Fax Number: 1-952-742-4027

16. Such notices shall be deemed received upon receipt of signed confirmation by courier company.

17. This guarantee shall be governed by and construed in accordance with the laws of the State of Illinois, United States of America. Each of the Guarantor and the Counterparty hereby agrees that any United States Federal court sitting in the County of Cook, State of Illinois shall have jurisdiction over any action brought in conjunction with this guarantee. The Guarantor and the Counterparty, having consulted with their respective attorneys, each waive any and all rights to a trial by jury in any proceeding arising under or relating to this guarantee.

CARGILL, INCORPORATED

By:		By:
	Daryl L. Wikstrom		David B. Braden
	Vice President		Assistant Vice President
	and Assistant Treasurer		and Assistant Treasurer

[DATE]

[C/P NAME AND ADDRESS]

Attn: [                        ]

Re: Guarantee [                        ]

Enclosed please find a Cargill, Incorporated guarantee dated [                        ].

If you have any questions, please call me at 1-952-742-2309.

Sincerely,

Linda Kunert
Credit Coordinator
Corporate Treasury #3

Enc.

cc: [ ]